CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Service Providers”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment 34 to the Registration Statement (Form N-1A, No. 333-102943) of Munder Series Trust, and to the incorporation by reference of our report dated August 20, 2009 on Munder Internet Fund (one of the Funds constituting Munder Series Trust) included in the Annual Report to Shareholders for the fiscal year ended June 30, 2009.

ERNST & YOUNG LLP

Boston, Massachusetts
December 23, 2009